U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Zimmerman, Martin Edwin
   303 East Wacker Drive
   Chicago, IL USA 60601
2. Issuer Name and Ticker or Trading Symbol
   LINC Capital, Inc. LNCC
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   02/29/00
If Amendment, Date of Original (Month/Year)

Relationship of Reporting Person to Issuer (Check all applicable)
   (x) Director  (x) 10% Owner (x) Officer (give title below)
   ( ) Other (specify below)
   Chairman of the Board and CEO

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Series A 8% Senior         |2/1/00|P   | |60                |A  |25,000.00  |60                 |D     |                           |
Cumulative Preferred Stock |      |    | |                  |   |           |                   |      |                           |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
Stock Purchase Warrant|5.49    |2/1/0|A   | |87000      |   |2/1/0|12/31|Common Stock|87000  | [2]   |87000       |D  |            |
 Agreement [1]        |        |0    |    | |           |   |0    |/07  |            |       |       |            |   |            |
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
Explanation of Responses:
1. Warrants to purchase Common Stock granted in connection with purchase of Series A 8% Senior Cumulative Preferred Stock without additional consideration.
2. Warrants to purchase Common Stock granted in connection with purchase of Series A 8% Senior Cumulative Preferred Stock without additional consideration.


SIGNATURE OF REPORTING PERSON
/Signature/

DATE